Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Surge Global Energy, Inc.
San Diego, California

We hereby consent to the inclusion in the this Form SB-2 Registration Statement of Surge Global Energy, Inc. and its subsidiaries of our report dated March 21, 2007, with respect to the consolidated balance sheet of Surge Global Energy Inc. and its subsidiaries as of December 31, 2006, and the related consolidated statements of losses, stockholders' equity, and cash flows for the two years then ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-KSB of Surge Global Energy, Inc. and its subsidiaries.

            /s/RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
            Russell Bedford Stefanou Mirchandani LLP
            Certified Public Accountants

McLean, Virginia
July 2, 2007